Exhibit 99.1
POST PROPERTIES ENDS PROCESS TO SEEK POTENTIAL SALE
CITING DIFFICULT MARKET CONDITIONS AND
RECEIPT OF NO DEFINITIVE ACQUISITION PROPOSALS
Board Reaffirms Commitment to Enhancing Shareholder Value
          Atlanta — June 25, 2008 – Post Properties, Inc. (NYSE: PPS) today announced that after five months of actively pursuing a formal process to sell the Company in an increasingly difficult market environment, it has received no definitive acquisition proposals. All potential bidders have withdrawn from the sale process and, as a result, the Board has brought the process to an end. At the same time, the Board reaffirmed its commitment to actively pursue other strategies to enhance shareholder value.
          Said David P. Stockert, the Company’s president and chief executive officer, “We conducted an open and thorough sales process, but conditions in the economy and the financial markets combined to produce a difficult transaction environment.” Mr. Stockert added, “Post’s portfolio consists of high-quality assets in desirable, in-fill locations, with a widely-recognized brand. We have a strong balance sheet and an experienced and capable management team committed to moving the Company forward. We remain optimistic about the longer term fundamentals for our business. We intend to actively pursue strategies to enhance shareholder value and to position the Company so that the value of its assets, business and brand is more fully realized.”
          The Company intends to continue pursuing other strategies to enhance the value of its shares. Such strategies are expected to include:
•	realizing value through asset sales, the proceeds of which can be used to repay debt, pay potential special dividends or repurchase shares, and fund committed investments;

•	cutting costs by reducing corporate overhead, development and property management expenses;

•	pursuing construction loan financing and joint venture equity to fund development activity; and

•	focusing the Company by evaluating the number of markets within which it operates, and the appropriate size of its development pipeline.
The Company expects to provide additional details on these strategies during its second quarter earnings call in early August.
          During the sale process, the Company’s financial advisor contacted numerous prospective buyers, including pension funds, financial sponsors, foreign capital providers, public and private multifamily companies and large conglomerates. Additionally, the Company engaged a financial intermediary to underwrite the Company’s assets in connection with prospective financing from Fannie Mae and Freddie Mac, and allowed prospective buyers to solicit other investors or other prospective buyers to provide equity financing, to form bidding groups or to acquire certain of the Company’s assets. During the course of the sale process, several potential bidders indicated an interest in pursuing an acquisition of the Company, but none submitted a definitive acquisition proposal.
About Post Properties
Post Properties (www.postproperties.com), founded more than 36 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post(R) branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.
Post Properties owns 22,437 apartment homes in 62 communities, including 1,747 apartment units in five communities held in unconsolidated entities, and 2,266 apartment units in seven communities (and the expansion of one community) currently under construction and/or in lease-up. The Company is also developing and selling 535 for-sale condominium homes in four communities (including 137 units in one community held in an unconsolidated entity) and is converting apartment units in two communities initially consisting of 349 units into for-sale condominium homes through a taxable REIT subsidiary.
Forward Looking Statements
Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include those related to the Company’s expectations with respect to strategies to enhance shareholder value and the timing of the announcement of additional details regarding these strategies. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
The following are some of the factors that could cause the Company’s expectations with respect to its strategies to enhance shareholder value and the timing of the announcement of additional details regarding these strategies to differ materially from the expectations described in this press release: future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors; demand for apartments in the Company’s markets and the effect on occupancy and rental rates; the impact of competition on the Company’s business; uncertainties associated with the timing and amount of asset sales, the market for asset sales and the resulting gains/losses associated with such asset sales; the Company’s ability to enter into new joint ventures and the availability of equity financing from traditional real estate investors to fund development activities; the Company’s ability to obtain construction loan financing to fund development activities; uncertainties associated with the Company’s current and planned future real estate development; uncertainties associated with the Company’s condominium conversion and for-sale housing business; uncertainties associated with loss of personnel in connection with an anticipated reduction of the Company’s cost structure; conditions affecting ownership of residential real estate and general conditions in the multifamily residential real estate market; uncertainties associated with environmental and other regulatory matters; the impact of our ongoing litigation with the Equal Rights Center regarding compliance with the Americans with Disabilities Act and the Fair Housing Act as well as the impact of other litigation; and the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K dated December 31, 2007, as amended, and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K, as amended, under the caption “Risk Factors” are specifically incorporated by reference into this press release.
CONTACT: Post Properties, Inc.
David P. Stockert, 404-846-5000
SOURCE: Post Properties, Inc.